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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

divine, inc. (Exact name of registrant as specified in its charter)
Delaware	36-4301991
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
1301 North Elston Avenue, Chicago, Illinois	60622
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered

Rights to Purchase Series A Junior Participating Preferred Stock

Item 1. Description of Registrant's Securities to Be Registered

        Item 1 of the Form 8-A/A filed by divine, inc. (the "Company") on June 4, 2002 is hereby amended to include the following:

        On July 16, 2002, and July 24, 2002, the Company amended the terms of the Securities Purchase Agreement dated as of May 28, 2002 between the Company and a group of purchasers led by Oak Investments (the "Purchase Agreement") pursuant to which those purchasers purchased, or agreed to purchase, shares of the Company's preferred stock which are convertible into shares of the Company's common stock. In connection with the amendments of the Securities Purchase Agreement, the Company and the Rights Agent executed Amendment No. 4 ("Amendment No. 4") and Amendment No. 5 ("Amendment No. 5") to the Rights Agreement to revise the definition of "Acquiring Person" to provide that, among other things, such term shall also not include any person who is or becomes a party to the Purchase Agreement and/or any subsequent amendment to or restatement of the Purchase Agreement, including the Amended and Restated Securities Purchase Agreement, dated on or about July 16, 2002, by and among the Company and the persons identified therein as "Buyers" (including, but not limited to, Oak Investment Partners, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; and Oak IX Affiliates Fund-A, Limited Partnership; and their affiliates or associates (collectively, the "Oak Group")), and the Second Amended and Restated Securities Purchase Agreement, dated July 24, 2002, by and among the Company and the persons identified therein as "Buyers" (including, but not limited to, the Oak Group), but only to the extent such person would become an Acquiring Person due to the beneficial ownership of Common Stock issued or issuable upon conversion of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, and/or any other securities of the Company issued pursuant to the Purchase Agreement and/or any amendment thereto or restatement thereof.

        A copy of the Rights Agreement and all prior amendments to the Rights Agreement were filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form 8-A. A copy of Amendment No. 4 is filed herewith as Exhibit 6 hereto, a copy of Amendment No. 5 is filed herewith as Exhibit 7 hereto, and each Amendment is incorporated herein by reference. A copy of the Rights Agreement, as amended, is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is incorporated herein by reference.

Item 2. Exhibits

        The following documents are filed as exhibits to this registration statement.

Exhibit Number	Exhibit Name
1	Rights Agreement, dated as of February 12, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate.*
2	Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
3	Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
4	Amendment No. 3 to Rights Agreement, dated as of May 29, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
5	Amended Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated May 29, 2002.*
6	Amendment No. 4 to Rights Agreement, dated as of July 16, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.
7	Amendment No. 5 to Rights Agreement, dated as of July 24, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.

*
Filed Previously.

Signature

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

July 30, 2002	divine, inc. (Registrant)
	By:	/s/ MICHAEL P. CULLINANE
	Its:	Executive Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit Number	Exhibit Name
1	Rights Agreement, dated as of February 12, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate.*
2	Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
3	Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
4	Amendment No. 3 to Rights Agreement, dated as of May 29, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.*
5	Amended Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, dated May 29, 2002.*
6	Amendment No. 4 to Rights Agreement, dated as of July 16, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.
7	Amendment No. 5 to Rights Agreement, dated as of July 24, 2002, between the Registrant and Computershare Investor Services, LLC as Rights Agent.

*
Filed previously.

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  Item 1. Description of Registrant's Securities to Be Registered
  Item 2. Exhibits
Signature
Exhibit Index